[On Cohen Fund Audit Services Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 25, 2011 on the financial statements of The Integrity Funds, comprising Williston Basin/Mid-North America Stock Fund, Integrity Growth & Income Fund, and Integrity High Income Fund as of December 31, 2010 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the The Integrity Fund's Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

April 28, 2011